EXHIBIT 10.82

FIFTH AMENDMENT TO LEASE AGREEMENT

     THIS FIFTH AMENDMENT TO LEASE AGREEMENT (the “Fifth Amendment”), is made this 15th day of October, 2008, by 3280 PEACHTREE I LLC (as “Landlord”) and AMERICAN TELECONFERENCING SERVICES, LTD. D/B/A PREMIERE GLOBAL SERVICES (as “Tenant”).

W I T N E S S E T H:

     WHEREAS, Landlord and Tenant did enter into that certain Lease Agreement, dated as of October 28, 2005 (the “Original Lease”), for space (consisting of all of the 9th floor, containing 23,684 square feet of Rentable Floor Area) in that certain building located at 3280 Peachtree Road, Atlanta, Georgia (the “Building”), as such space is more particularly described in the Original Lease.

     WHEREAS, Landlord and Tenant did enter into that certain First Amendment to Lease Agreement, dated as of July 31, 2006 (the “First Amendment”).

     WHEREAS, Landlord and Tenant did enter into that certain Second Amendment to Lease Agreement, dated as of March 15, 2007 (the “Second Amendment”).

     WHEREAS, Landlord and Tenant did enter into that certain Third Amendment to Lease Agreement, dated as of June 3, 2008 (the “Third Amendment”).

     WHEREAS, Landlord and Tenant did enter into that certain Fourth Amendment to Lease Agreement, dated as of August 27, 2008 (the “Fourth Amendment”).

     WHEREAS, the Original Lease, as modified by the First Amendment, Second Amendment Third Amendment and Fourth Amendment, is herein collectively referred to as the Lease.

     WHEREAS, Landlord and Tenant desire to modify and amend the Lease, in the manner and for the purposes herein set forth.

     NOW, THEREFOR, for and in consideration of the mutual premises, and for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, paid by the parties hereto to one another, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

     1. Defined Terms. All capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

     2. Expansion Right on 8th Floor. In lieu of Tenant's rights to the “Lockton Space” (as defined in the Third Amendment) as set forth in Sections 8 and 9 of the Third Amendment, Tenant shall have rights to the Lockton Space as follows:

     (i) If at any time Lockton (as defined in the Third Amendment) vacates the Lockton Space, Tenant shall have a right of first offer on the Lockton Space, on and subject to the following terms and conditions:

          (a) Landlord shall give written notice to Tenant (the “Lockton Notice”) of Landlord’s desire to lease the Lockton Space (or some portion thereof, at Landlord’s option). The Lockton Notice shall designate the portion of the Lockton Space that Landlord desires to lease, and such portion is referred to herein as the “Offered Space.”

          (b) Tenant shall not have the right to exercise the right of first offer with respect to the Offered Space if less than three (3) years remain in the Lease Term (including, but not limited to, any exercised extension or renewal options) at the time that Tenant receives the Lockton Notice; provided, however, if Tenant notifies Landlord prior to the expiration of the Lockton Notice Period (as defined below) that Tenant has elected to exercise any unexercised extension or renewal option and the remaining Lease Term (taking into account such exercise) would be at least three (3) years from the date Tenant receives the Lockton Notice, Tenant shall have the right to exercise the right of first offer pursuant to the terms hereof. In connection with any exercise of an extension or renewal option as contemplated by this Section 2, Tenant shall have the right to exercise any unexercised Extension Option (as defined in Section 56 of the Lease) at any time during the Lockton Notice Period, even if such exercise occurs more than fifteen (15) months prior to the expiration of the initial Lease Term.

          (c) Tenant shall have five (5) Business Days after receipt of Landlord’s notice (such five (5) Business Day period is referred to as the Lockton Notice Period) to respond as to whether or not Tenant desires to lease the Offered Space (and Tenant must lease all of the Offered Space). If Tenant elects not to lease the Offered Space or fails to respond within the five (5) Business Day period, then Tenant shall have no further right to lease the Offered Space (but will continue to have such rights with respect to the remainder of the Lockton Space); provided, however, if Landlord has not entered into a written lease with a third party for the Offered Space within one hundred eighty (180) days after the expiration of the Lockton Notice Period, then this right of first offer will once again apply to the Offered Space.

          (d) If Tenant elects to Lease the portion of the Offered Space, Tenant will notify Landlord whether Tenant elects to be responsible for Tenant’s fit-up and finish work or whether Tenant elects to have Landlord be responsible for such fit-up and finish work. If Tenant elects for Landlord to perform such work, then the terms of the work letter attached as Exhibit “D” to the Original Lease shall govern such work, except that the space is delivered as set forth in Paragraph 2(h) herein. If Tenant elects for Tenant to perform such work, then the terms of the work letter attached as Exhibit “A” to the Fourth Amendment shall govern such work, with a fee due to Landlord or Landlord's designated representative of 1% of the hard costs of the work involved in the completion of the renovation to the Offered Space.

          (e) If Tenant elects to lease the Offered Space as set forth above, the Rent due from Tenant for the Offered Space shall be at a Market Base Rental Rate of Rent, with such rate defined in and to be determined and established under the terms of Article 56 of the Original Lease. To the extent any direct payment is made to Lockton by any party as a part of a relocation or early termination of the Lockton Lease (without in any manner implying that such a payment will or must be made), then the amount of any such direct payment to Lockton shall not be considered in determining the Market Base Rental Rate for the Offered Space, due from Tenant.

          (f) If Tenant elects to be responsible for Tenant’s fit-up and finish work, the Rent for the Offered Space shall commence on the earlier to occur of (i) one hundred twenty (120) days after the later of (aa) Tenant’s notice of election to lease the Offered Space, or (bb) the date Tenant and Tenant’s contractors have access to the Offered Space for the purposes of completing tenant finish work therein; or (ii) the date Tenant first occupies the Offered Space, for the purpose of conducting its business therein. Landlord will not unreasonably withhold, condition or delay its approval of Tenant’s proposed plans and specifications (or any revisions thereto) for Tenant’s fit-up and finish work. If Landlord fails to notify Tenant within ten (10) days after receipt of such plans and specifications (or any revision thereto) that Landlord has disapproved such plans and specifications, Landlord shall be deemed to have approved the same (except that Landlord shall not be deemed to approve any matters that would violate applicable laws or violate the express terms of the Lease). If Landlord disapproves such plans and specifications, such disapproval shall be accompanied by reasons for such disapproval in reasonable detail. If Tenant elects that Landlord be responsible for Tenant’s fit-up and finish work, the Rent for the Offered Space shall commence on the earlier to occur of (i) fifteen (15) days after the later of (xx) Tenant’s notice of election to lease the Offered Space, or (yy) the date Landlord has delivered the Offered Space to Tenant with all such fit-up and finish work being completed in a good, workmanlike and lien-free manner in accordance with all applicable laws, codes, regulations and ordinances and in accordance with plans and specifications approved by Tenant; or (ii) the date Tenant first occupies the Offered Space, for the purpose of conducting its business therein. In such event, Landlord agrees to proceed diligently to complete all of such fit-up and finish work in a good, workmanlike and lien-free manner in accordance with such plans and specifications and in accordance with all applicable laws, codes, regulations and ordinances.

          (g) If Tenant elects to lease the Offered Space and to cause Landlord to be responsible for the tenant fit-up and finish work, then Landlord shall cause the tenant fit-up and finish work in the Offered Space to be completed in a good, workmanlike and lien-free manner in accordance with all applicable laws, codes, regulations and ordinances and in accordance with plans and specifications to be agreed upon by Landlord and Tenant, in their respective reasonable judgment. Landlord shall provide an allowance for the tenant fit-up and finish work in the Offered Space based upon and as determined as appropriate in connection with the determination of the Market Base Rental Rate due and payable from Tenant for such Offered Space (the “Lockton Space Allowance”). To the extent the costs to complete the tenant fit-up and finish work in the Offered Space (as such costs are approved by Tenant prior to Landlord commencing any work, if Landlord is responsible for such fit-up and finish work) are greater than the Lockton Space Allowance, as determined, then the amount of such excess shall be paid by Tenant to Landlord as outlined in Exhibit “D”, paragraph 5 of the Original Lease. If Tenant elects to be responsible for Tenant’s fit-up and finish work, Landlord shall pay the Lockton Space Allowance to Tenant within thirty (30) days after Tenant has (a) presented Landlord with reasonable evidence of any hard and soft costs incurred by Tenant in connection with such fit-up and finish work, and (b) presented Landlord with the documentation (as modified to apply to the Offered Space) referenced in Section 6(c) of the Fourth Amendment to the Lease.

          (h) If Tenant elects to be responsible for the fit-up and finish work in the Offered Space, Landlord shall deliver the Offered Space to Tenant in “as is” condition, except that Landlord (or Landlord’s prior tenant) shall be responsible for removing from the Premises the prior tenant’s personal property and any and all wires and cables and repairing any damage arising out of such removal. If Tenant elects that Landlord be responsible for the fit-up and finish work in the Offered Space, Landlord shall deliver the Offered Space to Tenant as promptly as reasonably possible after such election with the Offered Space (as improved by the fit-up and finish work) being in compliance with any applicable laws, codes, regulations and ordinances and with all electrical, life safety, plumbing, heating, ventilation and cooling systems serving the Offered Space being in good working order.

          (i) Except as expressly set forth to the contrary herein, all other terms and conditions of this Lease shall apply to the Offered Space, and from and after the date Tenant elects to lease the Offered Space, the Offered Space shall be and shall be deemed to be a part of the Premises.

     3. Expansion Right on 7th Floor. (a) So long as no event of default (beyond any applicable notice and cure periods) of Tenant then exists, Landlord shall lease to Tenant and Tenant shall and hereby covenants and agrees to lease from Landlord 9,898 square feet of Rentable Floor Area of additional space on the 7th Floor of the Building (the “7th Floor Space”), as such space is more particularly shown on Exhibit “A”, attached hereto and by this reference incorporated herein, on and subject to the following terms and conditions:

               (i) Landlord shall deliver the 7th Floor Space to Tenant on the date hereof, with the 7th Floor Space being in compliance with any applicable laws, codes, regulations and ordinances and with all electrical, life safety, plumbing, heating, ventilation and cooling systems serving the 7th Floor Space being in good working order. The Rental Commencement Date for the 7th Floor Space shall be the earlier date to occur of (a) the date Tenant occupies the 7th Floor Space for the purpose of conducting Tenant's business therein, or (b) December 1, 2009 (whichever, the “7th Floor Rental Commencement Date”). The Lease Term for the 7th Floor Space shall be co-terminous with the Lease Term ending, unless sooner terminated in accordance with the Lease, on August 31, 2018.

               (ii) The Base Rental and Tenant's Additional Rental due with respect to the 7th Floor Space shall be the same as the Base Rental and Tenant's Additional Rental due for the original Demised Premises (on a per square foot of Rentable Floor Area, per annum basis) and the Base Rental shall initially be $21.58 per square foot of Rentable Floor Area, per annum, through July 31, 2009; provided, however, if the 7th Floor Rental Commencement Date occurs prior to December 1, 2009, then the Base Rental and Tenant's Additional Rental due from Tenant shall be, from said date until December 1, 2009, $8.00 per square foot of Rentable Floor Area, per annum (or $79,184.00 per annum, payable by Tenant in equal monthly installments of $6,598.67). All such amounts shall be payable by Tenant at the same time and in the same manner that they are payable under the Lease.

               (iii) The 7th Floor Space has not been improved previously, and the 7th Floor Space shall be delivered to Tenant in the condition and under the terms that all other space has been delivered to Tenant under the Lease, prior to tenant fit-up and finish work commencing therein. Landlord shall provide an improvement allowance for Tenant for the 7th Floor Space of Forty and No/100 Dollars ($40.00), multiplied by the square feet of Rentable Floor Area in the 7th Floor Space (the “7th Floor Allowance”).

               (iv) Either Landlord or Tenant shall perform the tenant fit-up and finish work in the 7th Floor Space, at Tenant's option, such option to be exercised by a notice by Tenant. If Tenant elects for Landlord to perform such work, then the terms of the work letter attached as Exhibit “D” to the Original Lease shall govern such work, except that the provision in Paragraph 2(b) of that Exhibit “D”, related to the provision by Landlord at no cost to Tenant of a semi-finished ceiling, shall not apply to the 7th Floor Space and shall not be a part of the Base Building work, for the purposes of the 7th Floor Space. If Tenant elects for Tenant to perform such work, then the terms of the work letter attached as Exhibit “A” to the Fourth Amendment shall govern such work, with a fee due to Landlord or Landlord's designated representative of 1% of the hard costs of the work involved in the completion of the 7th Floor Space. In either event, Tenant shall be entitled, as a part of such work, to install a card reader on the stairwell on the 7th floor of the Building to allow for access therein by Tenant's employees, subject to and in compliance with applicable law. The manner of installation of such card reader shall be subject to Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed.

          (b) Tenant shall have the absolute right, in Tenant's sole discretion, if Lockton vacates the Lockton Space, to eliminate Tenant's obligation to lease the 7th Floor Space, and instead lease the Lockton Space under the terms of Article 2 of this Fifth Amendment, at any time on or before the 7th Floor Rental Commencement Date, by a written notice to Landlord, electing to make such substitution of space. If Tenant provides such written notice to Landlord and leases the Lockton Space, then Tenant shall lease the Lockton Space but not the 7th Floor Space, and Tenant shall be obligated to and shall reimburse to Landlord for any 7th Floor Allowance funded by Landlord to Tenant, and Tenant shall also be obligated to pay any amounts due under invoices for work approved by Tenant on the 7th Floor Space which were not funded under or with the 7th Floor Allowance.

     4. Additional Signage Rights. Subject to and as limited by all applicable law, and the limitations and requirements on signage set forth in Article 59 of the Original Lease, Tenant shall have as its sole signage and identification rights with respect to the exterior elements of the Project, as follows:

               (i) Tenant currently has a panel with the name “Premiere Global Services” on the wall-mounted sign located on Café Street, which panel shall remain as it currently is;

               (ii) Tenant shall have the right to place a panel with its name or the name “Premiere Global Services” on the sign which is currently located near the corner of Peachtree Road and Piedmont Road, in such exact location on said sign as Landlord determines, in Landlord's reasonable judgment.

     5. Additional Parking Permits and Rights. In addition to the parking permits, and parking rights provided to Tenant under the Lease, Tenant shall have the right to two (2) parking permits per 1,000 square feet of Rentable Floor leased by Tenant in either the 7th Floor Space or the Potential 8th

Floor Space, as and when leased by Tenant, on the terms and at the payment rates for parking permits set forth in the Lease. Of such additional parking permits available to Tenant, six (6) of them shall be for the area of the parking facilities with marked, reserved parking spaces and known as the “Executive Parking Level” (Level SP-1 of the parking facilities), in the location shown on Exhibit “C”, attached hereto and by this reference incorporated herein.

     6. Consent of Guarantor. Tenant shall cause the guarantor of the Original Lease to execute and deliver to Landlord the Acknowledgement, Consent and Reaffirmation of Guarantor of Lease, attached hereto as Exhibit “B”, by this reference incorporated herein, with the execution and delivery of this Fifth Amendment. The delivery of this document is a material inducement to Landlord, without which Landlord would not have executed and delivered this Fifth Amendment.

     7. Brokers. COUSINS PROPERTIES INCORPORATED (“CPI”) REPRESENTED LANDLORD IN THIS TRANSACTION. COLLIERS CAUBLE (“CC”) REPRESENTED TENANT IN THIS TRANSACTION. CPI AND CC ARE ENTITLED TO A LEASING COMMISSION FROM LANDLORD BY VIRTUE OF THIS FIFTH AMENDMENT, WHICH LEASING COMMISSION SHALL BE PAID BY LANDLORD TO SAID BROKERS IN ACCORDANCE WITH THE TERMS OF SEPARATE AGREEMENTS BETWEEN LANDLORD AND CPI AND CC, RESPECTIVELY. Tenant hereby authorizes Broker(s) and Landlord to identify Tenant as a tenant of the Building and to state the amount of space leased by Tenant in advertisements and promotional materials relating to the Building. Tenant represents and warrants to Landlord that (except with respect to any Broker[s] identified hereinabove) no broker, agent, commission salesperson, or other person has represented Tenant in the negotiations for and procurement of this Fifth Amendment and that (except with respect to any Broker[s] identified hereinabove) no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person as a result of any act or agreement of Tenant. Tenant agrees to indemnify and hold Landlord harmless from all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorneys’ fees and court costs) suffered or incurred by Landlord as a result of a breach by Tenant of the representation and warranty contained in the immediately preceding sentence or as a result of any claim for any fee, commission or similar compensation with respect to this Lease made by any broker, agent or finder (other than the Broker[s] identified hereinabove) claiming to have dealt with Tenant, whether or not such claim is meritorious. Landlord represents and warrants to Tenant that (except with respect to any Broker[s] identified hereinabove) no broker, agent, commission salesperson, or other person has represented Landlord in the negotiations for and procurement of this Fifth Amendment and that (except with respect to any Broker[s] identified hereinabove) no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person as a result of any act or agreement of Landlord.

     8. No Other Modifications. Except as expressly modified herein, the Lease shall remain in full force and effect and, as modified herein, is expressly ratified and confirmed by the parties hereto. There is no default, event of default or failure to comply with the terms of the Lease by either party hereto.

     9. Legal Representatives, Successors and Assigns. This Fifth Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns.

     10. Georgia Law. This Fifth Amendment shall be construed and interpreted under the laws of the State of Georgia.

     11. Time of Essence. Time is of the essence of this Fifth Amendment.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day, month and year first above written.

“LANDLORD”:

3280 PEACHTREE I LLC, a Georgia limited liability company

By:	Cousins Properties Incorporated, a Georgia corporation, Member

	By:	/s/ Jack A. LaHue
	Name:	Jack A. LaHue
	Its:	Senior Vice President

(CORPORATE SEAL)

“TENANT”:

AMERICAN TELECONFERENCING SERVICES, LTD. D/B/A PREMIERE GLOBAL SERVICES

By:	/s/ Michael E. Havener
Name:	Michael E. Havener
Title:	CFO

Attest:	/s/ Scott Askins Leonard
Name:	Scott Askins Leonard
Title:	SVP-Legal

(CORPORATE SEAL)